The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158781
Subject to Completion, Dated December 7, 2009
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 24, 2009)

$200,000,000
Continental Airlines, Inc.
     % CONVERTIBLE NOTES DUE 2015

We are selling $200,000,000 principal amount of our     % Convertible Senior Notes due 2015 by this prospectus supplement and the accompanying prospectus. The notes will bear interest at the rate of     % per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on July 15, 2010. The notes will be unsubordinated, unsecured obligations of Continental Airlines and will rank equally to all of our other unsubordinated, unsecured indebtedness.

The notes are convertible by holders into shares of our common stock at an initial conversion rate of           shares per $1,000 principal amount of the notes, equivalent to an initial conversion price of approximately $      per share, subject to adjustment upon the occurrence of certain events, at any time prior to the close of business on the business day immediately preceding the maturity date of the notes.

The notes will mature on          , 2015. In certain circumstances involving specified fundamental change events, holders of notes may require us to redeem all or some of the notes.

We have granted the underwriters named in this prospectus supplement an option to purchase up to an additional $30,000,000 principal amount of notes under certain circumstances.

Our common stock is quoted on the New York Stock Exchange under the symbol “CAL.” The last reported sale price of our common stock on the NYSE on December 4, 2009 was $16.74 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price
Underwriting Discount
Proceeds to Continental Airlines (before expenses)

Interest on the notes will accrue from December   , 2009.

Delivery of the notes will be made on or about December   , 2009.

Joint Book-Running Managers

MORGAN STANLEY	CREDIT SUISSE	GOLDMAN, SACHS & CO.

CITI	UBS INVESTMENT BANK

The date of this prospectus supplement is December   , 2009.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of those documents’ respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement
Summary	S-1
Risk Factors	S-4
Use of Proceeds	S-9
Ratio of Earnings to Fixed Charges	S-9
Capitalization	S-10
Price Range of Common Stock	S-11
Description of Notes	S-12
Description of Capital Stock	S-27
Certain United States Federal Income and Estate Tax Considerations	S-28
Underwriting	S-34
Where You Can Find More Information	S-36
Incorporation by Reference	S-36
Validity of the Notes	S-37
Experts	S-37
Prospectus
About this Prospectus	1
Where You Can Find More Information	2
Forward-Looking Statements	2
Incorporation by Reference	2
Continental Airlines, Inc.	3
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	3
Description of Debt Securities	4
Description of Common Stock and Preferred Stock	14
Description of Depositary Shares	16
Description of Warrants	18
Description of Stock Purchase Contracts and Stock Purchase Units	19
Description of Subscription Rights	19
Plan of Distribution	20
Legal Matters	22
Experts	22

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

Information contained on our website does not constitute part of this prospectus supplement.

In this prospectus supplement, “Continental Airlines,” “our company,” “we,” “us,” and “our” refer to Continental Airlines, Inc. and our consolidated subsidiaries unless otherwise specified or the context otherwise requires.

S-ii

SUMMARY

The following summary includes basic information about our company and this offering. It may not contain all of the information that is important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors.”

The Company

We are a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2008. Including our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), and regional flights operated on our behalf under capacity purchase agreements with other carriers, we operate more than 2,000 daily departures. As of September 30, 2009, we served 117 domestic and 117 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served nine Canadian cities, 25 European cities, seven South American cities, and six Asian cities from the U.S. mainland as of September 30, 2009. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 38 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier. Our executive offices are located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-5000 and our website is www.continental.com. Information contained on our website is not part of, and is not incorporated in, this prospectus supplement.

The Offering

Issuer	Continental Airlines, Inc., a Delaware corporation.

Securities offered	$200,000,000 in aggregate principal amount of % convertible notes due 2015 ($230,000,000 in aggregate principal amount of notes if the underwriters exercise their over-allotment option in full).

Ranking	The notes represent general unsubordinated, unsecured obligations of Continental. See “Description of Notes — Ranking” and “Risk Factors — Risks Related to the Notes.”

As of September 30, 2009, there was approximately $6.0 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of Continental and its consolidated subsidiaries, or approximately $6.2 billion on a pro forma basis, after giving effect to this offering (assuming the underwriters’ option to purchase additional notes is not exercised). As of September 30, 2009, approximately $5.2 billion of the long-term debt (including current maturities) and obligations under capital leases (including current obligations) of Continental and its consolidated subsidiaries was secured and approximately $250 million of the $5.2 billion of the long-term debt and capital lease obligations was long-term debt of its subsidiaries, which would have been structurally senior to the notes.

Maturity	, 2015.

Interest payment dates	January 15 and July 15, beginning July 15, 2010.

Interest rate	% per year.

Conversion rights	Holders may convert notes into shares of our common stock at the initial conversion rate of shares per $1,000 principal amount of the notes, subject to adjustment upon the occurrence of certain events, which represents an initial conversion price of approximately $ per share, at any time prior to the close of business on the business day immediately preceding the maturity date of the notes.

The conversion rate will not be adjusted for accrued and unpaid interest. Upon conversion, a holder will not receive any payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid in full by the shares of common stock received by the holder on conversion. See “Description of Notes — Conversion Rights.”

Make whole premium	If a holder elects to convert its notes in connection with certain transactions that constitute a make whole change of control, as defined under “Description of Notes — Adjustment to Shares Delivered Upon Conversion in Connection with a Make Whole Change of Control,” we will be obligated to pay, as and to the extent described in this prospectus supplement, a make whole premium on the notes converted in connection with such transactions by increasing the conversion rate for the notes surrendered for conversion.

Purchase of notes by us for cash at the option of the holder upon a fundamental change	Upon specified fundamental change events, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture governing the notes, to require us to purchase for cash all or a portion of its notes at a price equal to 100% of the principal amount of the notes being purchased, plus (subject to certain exceptions) any accrued and unpaid interest to, but excluding, the fundamental change purchase date. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

DTC eligibility	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes — Book-Entry System.”

Use of proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $ (approximately $ if the underwriters exercise their overallotment option in full), after deducting the underwriters’ discount (without regard to the other expenses of the offering payable by us). We intend to use the proceeds we receive from this offering for general corporate purposes.

Certain United States federal income tax considerations	For the United States federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States Federal Income and Estate Tax Considerations.”

Listing	The notes will not be listed on any securities exchange. We can provide no assurance as to the liquidity of trading markets for the notes. Our common stock is quoted on the New York Stock Exchange under the symbol “CAL.”

Risk factors	Investment in our convertible notes involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference before investing in the notes.

RISK FACTORS

Investment in our convertible notes involves risk. You should carefully consider the information under this section and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference before investing in the notes.

Risks Related to the Notes

The notes will be effectively subordinated to our secured debt and to debt of our subsidiaries.

The notes will represent unsecured obligations and will rank equal in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. However, the notes will be effectively subordinated to all of our existing and future secured debt to the extent of the value of the collateral securing such secured debt. As of September 30, 2009, there was approximately $6.0 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of Continental and its consolidated subsidiaries, or approximately $6.2 billion on a pro forma basis, after giving effect to this offering (assuming the underwriters’ option to purchase additional notes is not exercised). As of September 30, 2009, approximately $5.2 billion of the long-term debt (including current maturities) and obligations under capital leases (including current obligations) of Continental and its consolidated subsidiaries was secured and approximately $250 million was long-term debt of its subsidiaries, which would have been structurally senior to the notes. We and our subsidiaries may incur substantial additional debt, including secured debt, in the future. In the event of any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding involving Continental, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there would likely not be sufficient assets to pay the full amounts due on the notes and, if so, holders of notes would receive less, ratably, than holders of secured indebtedness.

In addition, the notes will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of our existing and future subsidiaries. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.

Moreover, if we fail to deliver our common stock upon conversion of a note and thereafter become the subject of bankruptcy proceedings, a holder’s claim for damages arising from such failure could be subordinated to all of our and our subsidiaries’ existing and future obligations.

You cannot be sure that an active trading market will develop for the notes.

There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. We cannot assure you that any market for the notes will develop, or that such a market will provide liquidity for holders of the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market may not develop for the notes.

Our ability to repurchase notes with cash upon a change of control may be limited.

Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of a fundamental change. We cannot assure you that we will have sufficient financial resources to pay the purchase price of the notes on any date that we would be required to do so under the terms of the notes. If we do not have sufficient financial resources, we may have to raise funds through debt or equity financing. Our ability to raise this financing will depend on prevailing market conditions. Further, we may not be able to raise this financing on acceptable terms or within the period required to satisfy our obligation to make timely payment under the terms of the notes or at all. Moreover, our ability to fund a required purchase of the notes upon a fundamental change or to secure third-party financing to do so may be adversely affected to the extent that our or our subsidiaries’ current or future debt instruments also require the repayment of such debt upon the occurrence of such a fundamental change. In addition, our ability to repurchase the notes when required upon a fundamental change may be restricted by law or by the terms of agreements to which we or our subsidiaries are now and may hereafter be parties. The failure to repurchase the notes when required would constitute an event of default under the indenture, which might in turn constitute a default under the terms of our or our subsidiaries’ other indebtedness. Further, certain important corporate events, such as a spin-off transaction, a reorganization, certain acquisitions or a leveraged recapitalization that would increase the level of our indebtedness, or otherwise adversely affect our capital structure or our credit ratings, may not constitute a fundamental change under the indenture and would not trigger our obligation to repurchase the notes. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying shares of our common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose shares of common stock are subject to such actions. The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the instability in the credit and capital markets and the emergency orders issued by the Securities and Exchange Commission (the “SEC”) on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. Among the approaches to restrictions on short selling currently under consideration by the SEC, one would apply on a market wide and permanent basis, including adoption of a new uptick rule or an alternative uptick rule that would allow short selling only at an increment above the national best bid, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

The notes do not have the benefit of restrictive covenants.

We and our subsidiaries are not restricted by the notes or the indenture from incurring indebtedness. In addition, the notes and the indenture do not restrict the ability of us or our subsidiaries to incur liens or otherwise encumber or sell assets. Engaging in such a transaction may have the effect of reducing the amount of proceeds distributable to holders of the notes in connection with any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding involving us. In addition, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries, or any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change of control (other than the right of such holders to require us to purchase all or a portion of their notes upon a “change of control,” as described herein).

The make whole premium that may be payable upon conversion in connection with a transaction that constitutes a make whole change of control may not adequately compensate you for the lost option value of your notes as a result of such transaction.

If you convert notes in connection with certain transactions that constitute a make whole change of control, we may be required to pay a make whole premium by increasing the conversion rate. While the increase in the conversion rate is designed to compensate you for the lost option value of your notes as a result of these types of transactions, this increase is only an approximation of the lost value and may not adequately compensate you for your loss. If the price of our common stock on the effective date of such make whole change of control is less than $      or greater than $      , the conversion rate will not be increased. Our obligation to increase the conversion rate upon the occurrence of a make whole change of control could be considered a penalty, in which case its enforceability would be subject to general principles of equity as they relate to economic remedies.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock and the value of the notes.

Sales of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

We expect that the market price of the notes will be significantly affected by the price of our common stock and the sale or availability of shares for sale in the market.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which has been volatile. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

We cannot predict the size of future issuances or sales of our common stock or other equity related securities (including additional convertible notes) in the public market or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock or other equity related securities (including additional convertible notes), or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by short selling, hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the dilutive effect of the conversion of the notes could depress the price of our common stock.

The conversion price of the notes may not be adjusted for all dilutive events.

The conversion price of the notes is subject to adjustment only for certain specified events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights.” However, the conversion price will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock.

Other events that adversely affect the value of the notes may occur, and those events may not result in an adjustment to the conversion rate. In recent years, the market for convertible debt has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the issuers. The price of the notes could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce the price of the notes, but would not result in an adjustment to the conversion rate.

The anti-dilution adjustments provided for in the notes are generally based on formulas that utilize fixed methodologies. We can provide no assurance that the anti-dilution adjustments relating to any particular transaction or event would adequately compensate you for any lost value of your notes relating to such transaction or event.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure, or otherwise adversely affect holders of the notes.

Under the terms of the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” in connection with the purchase of notes by us at the option of the holders does not apply to certain transactions in which 90% or more of the consideration paid for our common stock in a merger or similar transaction is publicly traded capital stock. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” As a result, we could enter into any of these transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or otherwise materially adversely affect the holders of the notes. Accordingly, our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. In addition, if a transaction is not considered a fundamental change under the terms of the notes, holders may not be eligible to receive a make whole premium adjustment in connection with a conversion.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to United States federal income tax as a dividend. See “Certain United States Federal Income and Estate Tax Considerations.” If you are a non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), any deemed dividend would be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. See “Certain United States Federal Income and Estate Tax Considerations.”

A holder of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all or any portion of their notes for cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers unless, among other things, the surviving entity assumes all of our obligations under the notes and the indenture relating to the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $        (approximately $      if the underwriters exercise their overallotment option in full), after deducting the underwriters’ discount (without regard to the other expenses of the offering payable by us). We intend to use the proceeds we receive from this offering for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Nine Months Ended
2004	2005	2006	2007	2008	September 30, 2009

(1)	(1)	1.25	1.42	(1)	(1)

(1)	For the years ended December 31, 2004, 2005, and 2008, and the nine months ended September 30, 2009, “earnings” were insufficient to cover “fixed charges” by $496 million, $109 million, $702 million and $365 million, respectively.

The ratio of earnings to fixed charges is based on continuing operations. For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income (loss) adjusted for undistributed income of companies in which we have a minority equity interest; and

•	our fixed charges, net of interest capitalized.

“Fixed charges” represent:

•	the interest expense we record on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

•	that portion of rentals considered to be representative of interest expense.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization (including current maturities) as of September 30, 2009 and as adjusted to give effect to the issuance of the notes being offered hereby and the receipt by us of the net proceeds of approximately $      . The table assumes that the underwriters’ over-allotment option is not exercised.

You should read this table together with our financial statements and notes thereto and other financial and operating data included or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus.

	September 30, 2009
	Actual	As Adjusted
	(Unaudited)
	(In millions of dollars)

Cash and Cash Equivalents	$2,313	$

Current Maturities:
Current Maturities of Long-Term Debt	731		731
Current Maturities of Capital Leases	3		3

Total	734		734

Long-Term Obligations:
% Convertible Notes due 2015	—
Other Long-Term Debt	5,095		5,095
Capital Leases	195		195

Total	5,290

Stockholders’ Equity:
Class B Common Stock, $0.01 par value per share; 400,000,000 shares authorized, 138,117,042 issued and outstanding	1		1
Additional Paid-in Capital	2,210		2,210
Retained Earnings (accumulated deficit)	(527)		(527)
Accumulated Other Comprehensive Income	(1,238)		(1,238)
Treasury Stock	—		—

Total Stockholders’ Equity	446		446

Total Capitalization (including Current Maturities)	$6,470	$

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NYSE under the symbol “CAL.” The table below shows the high and low sales prices for our common stock as reported in the consolidated transaction reporting system during the periods presented.

		High	Low

2009	Fourth Quarter (through December 4, 2009)	$17.65	$10.94
	Third Quarter	$17.55	$8.76
	Second Quarter	$15.76	$7.86
	First Quarter	$21.83	$6.37
2008	Fourth Quarter	$20.89	$9.49
	Third Quarter	$21.40	$5.91
	Second Quarter	$23.42	$9.70
	First Quarter	$31.25	$17.19
2007	Fourth Quarter	$37.79	$21.59
	Third Quarter	$38.79	$26.21
	Second Quarter	$44.10	$32.00
	First Quarter	$52.40	$35.22

As of December 3, 2009, there were approximately 18,954 holders of record of our common stock. We have paid no cash dividends on our common stock and have no current intention of doing so.

Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless the shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on the separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. United States law currently limits the voting power in us (and other U.S. airlines) of persons who are not citizens of the United States to 25%.

DESCRIPTION OF NOTES

We will issue the notes as a series of our senior debt securities under an indenture supplement (the “indenture supplement”) between us, as issuer, and Bank of New York Mellon Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee (the “trustee”), to the indenture, dated July 15, 1997, between us and the trustee (the “base indenture” and, together with the indenture supplement, the “indenture”) described in the accompanying prospectus. The following summarizes the material provisions of the notes. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this description, define your rights as a holder of notes. The following description supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms of the senior debt securities set forth under the caption “Description of Debt Securities” in the prospectus accompanying this prospectus supplement. You should read “Description of Debt Securities” in the accompanying prospectus for additional important information concerning such debt securities and the indenture.

As used in this “Description of Notes,” the words “we,” “us,” “our” or “Continental” refer only to Continental Airlines, Inc. and do not include any current or future subsidiary of Continental Airlines, Inc. As used in this “Description of Notes,” all references to common stock are to the Class B common stock of Continental. See “Description of Common Stock and Preferred Stock” in the accompanying prospectus.

General

The notes will be initially limited to $200,000,000 aggregate principal amount ($230,000,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full). The notes will mature on January 15, 2015, unless earlier converted as described under “— Conversion Rights” or repurchased by us under certain circumstances as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” The notes will be in denominations of $1,000 and integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. The notes will not be redeemable at our option prior to maturity and do not have the benefit of a sinking fund.

The notes will bear interest at the rate of     % per year from the issue date or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 2010, to holders of record at the close of business on the January 1 or July 1 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase by us at the option of a holder upon a fundamental change (as defined herein)). Any payment required to be made on any day that is not a business day (as defined herein) will be made on the next succeeding business day as if made on the date such payment was due and no interest will accrue for the period from and after the interest payment date, maturity date or fundamental change purchase date (as defined herein), as the case may be, to the date of payment on the next succeeding business day. The amount of interest will be calculated using a 360-day year comprised of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder upon a fundamental change. We may not reissue a note that has matured, or has been converted, purchased by us at the option of a holder upon a fundamental change or otherwise cancelled.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer, conversion or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer, conversion or exchange.

The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of debt, securing our debt or the issuance or repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change of control except to the extent described under “— Adjustment to Shares Delivered Upon Conversion in Connection with a Make Whole Change of Control” and “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change,” as applicable.

We may from time to time, without the consent of the holders, create and issue additional notes having the same terms and conditions as the notes being offered hereby in all respects, with the same CUSIP numbers as the notes offered hereby (subject to temporary CUSIP numbers for compliance with applicable securities laws), except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes unless such additional notes will not be treated as fungible with the notes being offered hereby for U.S. federal income tax purposes.

We or our subsidiaries may, to the extent permitted by applicable law, at any time purchase any or all of the notes in the open market or by tender at any price or by private agreement. Any notes purchased by us or any of our subsidiaries may be surrendered to the trustee for cancellation.

Ranking

The notes will be our unsecured senior obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all existing and future secured debt of ours or our subsidiaries, respectively, to the extent of the security for such secured debt, including all secured equipment notes. In addition, the notes will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of Continental.

As of September 30, 2009, Continental and its subsidiaries had approximately $6.0 billion aggregate principal amount of long-term debt (including current maturities) and obligations under capital leases (including current obligations), including:

•	approximately $5.2 billion aggregate principal amount of secured long-term debt (including current maturities) and obligations under capital leases (including current obligations) that would have been effectively senior to the notes;

•	approximately $250 million aggregate principal amount of long-term debt of our subsidiaries that would have been structurally senior to the notes, which amount is included in the $5.2 billion of debt and capital lease obligations mentioned above; and

•	$248 million aggregate principal amount of long-term debt that would have been subordinated in right of payment to the notes.

As of September 30, 2009, Continental and its subsidiaries had guaranteed approximately $1.5 billion aggregate principal amount of tax-exempt special facilities revenue bond and related interest, which is not included in its outstanding long-term debt or capital lease obligations. Continental and its subsidiaries may incur substantial additional debt, including secured debt, in the future.

Conversion Rights

General

A holder may convert notes, in multiples of $1,000 principal amount, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate is           shares of common stock per each $1,000 principal amount of notes, subject to adjustment upon the occurrence of certain events described below (the “conversion rate”), which represents an initial conversion price of approximately $      per share of our common stock. We will not issue fractional shares of our common stock upon conversion of notes. A holder of a note otherwise entitled to a fractional share will receive cash equal to such fraction multiplied by the closing sale price (as defined below) of our common stock on the trading day immediately preceding the conversion date. If a holder of a note submits the notes for purchase upon a fundamental change, such holder may convert the notes only if such holder withdraws its fundamental change purchase notice in accordance with the terms of the indenture. See “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change” below. Upon a conversion, we will be obligated to deliver shares of our common stock as described below.

Conversion Procedures

To convert a note into shares of common stock, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

If you hold a beneficial interest in a global note, you must comply with the appropriate procedures of DTC for surrendering your notes to the conversion agent and converting a beneficial interest in a global note.

The date the requirements described above are fulfilled is the “conversion date” under the indenture. In respect of any conversion, we will be obligated to deliver the shares of common stock you are entitled to, and any cash payment for fractional shares, on the third business day following the conversion date. Notwithstanding the preceding sentence, if any calculation required in order to determine the number of shares of common stock we must deliver in respect of a particular conversion of notes is based upon data that will not be available to us on the conversion date, we will delay settlement of that conversion until the third business day after the relevant data become available. This will be the case, in particular, for any conversion immediately following a Spin-Off described in paragraph (4)(b) of “— Conversion Rate Adjustments” below, or a tender offer or exchange offer described in paragraph (5) of “— Conversion Rate Adjustments” below.

On conversion of a note, except as described below, a holder will not receive any payment representing accrued and unpaid interest. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment of such holder’s fractional shares, will be deemed to satisfy:

•	our obligation to pay the full principal amount of the note; and

•	except as described below, our obligation to pay accrued and unpaid interest attributable to the period from the issue date or, if a payment of interest has been made previously, the most recent date to which interest was paid through the conversion date.

As a result, except as described below, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that is to be paid on such next interest payment date on the notes so converted; provided that no such payment need be made: (1) in connection with a conversion following the record date next preceding the maturity date; (2) if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or (3) to the extent of any overdue interest, if any such overdue interest exists at the time of conversion with respect to the note.

For a discussion of the tax treatment of a holder surrendering notes for conversion, see “Certain United States Federal Income and Estate Tax Considerations — Conversion of Notes into Common Stock.”

A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. A “trading day” is any day on which the New York Stock Exchange (the “NYSE”) or, if our common stock is not listed on NYSE, the principal national securities exchange on which our common stock is listed, admitted for trading or quoted, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day.

Conversion Rate Adjustments

The conversion rate will not be adjusted for accrued and unpaid interest.

(1) We will adjust the conversion rate, as provided in the indenture, for dividends or distributions on our common stock payable in shares of our common stock or other capital stock of Continental (other than rights, warrants or options for Continental common stock or capital stock), such adjustment to be made so that the holder of notes may receive the number of shares of our common stock or other capital stock which such holder of notes would have owned immediately following such action if such holder had converted the notes immediately prior to such action.

The adjustment shall become effective immediately after the record date of such a dividend or distribution, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of the public announcement of non-payment or the date the dividend or distribution was to have been paid or made, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) We will adjust the conversion rate, as provided in the indenture, for subdivisions, combinations or certain reclassifications of our common stock, such adjustment to be made so that the holder of notes may receive the number of shares of our common stock or other capital stock of Continental which such holder of notes would have owned immediately following such action if such holder had converted the notes immediately prior to such action.

The adjustment shall become effective immediately after the effective date of a subdivision, combination or reclassification, as applicable.

(3) We will adjust the conversion rate, as provided in the indenture, for distributions to all or substantially all holders of our common stock of certain rights, warrants, options or other securities entitling them for a period of not more than 45 days from the record date for such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the closing sale prices (as defined below) of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the distribution of such rights, warrants, options or other securities, such adjustment to be made in accordance with the formula below; provided that if such rights are exercisable only upon the occurrence of a triggering event, then the conversion price will not be adjusted until such triggering event occurs:

R’ = R x [(O + N) / (O + [(N x P)/M])]

where:

R’ =	the adjusted conversion rate.

R =	the current conversion rate.

O =	the number of shares of common stock outstanding on the record date for the distribution to which this paragraph (3) applies.

N =	the number of additional shares of common stock issuable pursuant to such rights, warrants, options or other securities.

P =	the purchase price per share payable to exercise such rights, warrants, options or other securities.

M =	the average of the closing sale prices of our common stock over the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the distribution of such rights, warrants, options or other securities.

For purposes of this paragraph (3), in determining whether any rights, warrants, options or other securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock, at a purchase price less than the applicable average closing sale price of our common stock, and in determining the exercise or purchase price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options or other securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

The “closing sale price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) on such date reported by the NYSE or, if our common stock is not listed for trading on the NYSE, as reported by the principal national securities exchange on which our common stock is listed, admitted for trading or quoted or otherwise as provided in the indenture.

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants, options or other securities to which this paragraph (3) applies. If any shares of common stock subject to such rights, warrants, options or other securities have not been issued when such rights, warrants, options or other securities expire (or to the extent such rights, warrants, options or other securities are redeemed by Continental, or otherwise cease to be convertible into, to be exchangeable for or to carry any such right to purchase shares), then the conversion rate shall promptly be readjusted to the conversion rate which would then be in effect had the adjustment upon the issuance of such rights, warrants, options or other securities been made on the basis of the actual number of shares of common stock issued upon the exercise of such rights, warrants, options or other securities.

No adjustment shall be made under this paragraph (3) if the application of the formula stated in this paragraph (3) would result in a value of R’ that is equal to or less than the value of R.

(4) (a) We will adjust the conversion rate, as provided in the indenture, for distributions to all or substantially all holders of our common stock of cash, assets (excluding shares of capital stock of a subsidiary or a business unit of Continental referred to in paragraph (4)(b) below), or evidences of indebtedness issued by us (but excluding any dividends and distributions referred to in paragraphs (1), (2) and (3) above), such adjustment to be made in accordance with the formula below:

R’  =     R x [M / (M−F)]

where:

R’ =	the adjusted conversion rate.

R =	the current conversion rate.

M =	the average of the closing sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, subject to adjustment as described below.

F =	the fair market value (as determined by our board of directors or a committee thereof) on the record date for the distribution to which this adjustment applies of cash, assets (excluding any capital stock of a subsidiary or business unit of Continental referred to in paragraph (4)(b) below) or evidences of indebtedness to be distributed in respect of each share of common stock in the distribution to which this paragraph (4)(a) applies (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

The “ex-dividend date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the means to receive the distribution or participate in the transaction related to the relevant adjustment.

An adjustment to the conversion rate made pursuant to this paragraph 4(a) shall be made successively whenever any such distribution is made and shall become effective on the record date for such distribution. If any distribution described in this paragraph 4(a) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of the public announcement of non-payment and the date the distribution was to have been paid or made, to the conversion rate that would then be in effect if such distribution had not been declared.

(b) If we pay a dividend or make a distribution to all or substantially all holders of our common stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours, in each case which will be listed for trading on a stock exchange or automated quotation system (a “Spin-Off”), the conversion rate will be adjusted based on the following formula:

R’ =  R x (1 + F/M)

where:

R’ =	the adjusted conversion rate.

R =	the current conversion rate.

M =	the average of the closing sale prices of our common stock over the ten consecutive trading-day period commencing on and including the trading day after the effective date of the distribution.

F =	the fair market value of the securities distributed in respect of each share of common stock for which this paragraph (4)(b) applies, which shall mean the number of securities distributed in respect of each share of common stock multiplied by the average of the closing sale prices of those securities distributed over the ten consecutive trading-day period commencing on and including the trading day after the effective date of the distribution.

An adjustment to the conversion rate made pursuant to this paragraph 4(b) will become effective upon the opening of business on the day after the date fixed for determination of holders of our common stock entitled to receive such distribution in the Spin-Off. We will not be required to calculate the conversion rate adjustment relating to any Spin-Off for the notes until the third business day following the ten consecutive trading-day period referred to above. If any dividend or distribution described in this paragraph 4(b) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of the public announcement of non-payment and the date the dividend or distribution was to have been paid or made, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) We will adjust the conversion rate, as provided in the indenture, for the purchase of our common stock pursuant to a tender offer or exchange offer for our common stock (excluding odd lots of shares of common stock) made by us or any of our subsidiaries to the extent that the cash and fair market value (as determined by our board of directors) of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, such adjustment to be made in accordance with the formula below; provided that, for purposes of this paragraph, purchases pursuant to a Rule 10b-18 compliant stock buyback program shall not constitute a tender offer or exchange offer:

R’ = R x	F + (SP x S’)
SP x S

where:

R =	the conversion rate in effect immediately prior to the close of business on the last day on which such tenders or exchanges may be made (the “expiration time”);

R’ =	the conversion rate in effect immediately after the expiration time;

F =	the fair market value (as determined by our board of directors or a committee thereof) of the aggregate consideration payable to stockholders (up to any maximum specified in the terms of the tender or exchange offer) for shares validly tendered or exchanged and not withdrawn as of the expiration time;

S’ =	the number of shares of our common stock outstanding at the expiration time, excluding shares accepted for purchase or exchange pursuant to such tender offer or exchange offer;

S =	the number of shares of our common stock outstanding at the expiration time, including any tendered or exchanged shares; and

SP =	the average of the closing sale prices of our common stock over the ten consecutive trading-day period commencing on and including the trading day next succeeding the expiration time.

Any adjustment to the conversion rate made pursuant to this paragraph (5) shall become effective upon the opening of business on the day immediately following the expiration time.

Notwithstanding the foregoing, if Continental is obligated to purchase shares pursuant to any tender offer or exchange offer but is permanently prevented by applicable law or court or governmental order from effecting any such purchases, or all such purchases are rescinded, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made.

No adjustment to the conversion rate need be made if holders of the notes may participate in any of the transactions described in paragraphs (1) through (5) above on an as-converted basis, as a result of holding the notes, at the same time as holders of common stock participate, without having to convert their notes, as if they held the full number of shares of common stock underlying their notes; provided that an adjustment shall be made at such time as the noteholders are no longer entitled to participate. Further, no adjustment need be made for rights to purchase common stock pursuant to a Continental plan for reinvestment of dividends or interest, for a change in the par value of the common stock or that would result, through the application of two or more paragraphs hereof, in the duplication of any adjustment.

The indenture permits us to increase the conversion rate from time to time.

In addition, the indenture provides that, upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, if the rights agreement requires that each share of our common stock at any time prior to the distribution of separate certificates be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Holders of the notes may, in certain circumstances, be treated as having received a dividend from us subject to U.S. federal income tax as a result of certain adjustments to the conversion rate of the notes. See “Certain United States Federal Income and Estate Tax Considerations.”

No adjustment to the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all adjustments not previously made shall have effect and be made upon any conversion of notes.

Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

Business Combinations

In the case of the following events (each, a “business combination”):

•	any consolidation or merger of us with or into any other person;

•	any sale, conveyance, transfer or disposition of all or substantially all of our assets to any person; or

•	any binding share exchange which reclassifies or changes our outstanding common stock;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property, assets or cash (or any combination thereof) with respect to or in exchange for our common stock, then from and after the effective date of the business combination, without the consent of holders of notes, the right to receive our common stock upon conversion of the notes will be changed into the right to receive, in lieu of such common stock, the kind and amount of shares of stock, other securities or other property, assets or cash (or any combination thereof) that such holder of notes would have been entitled to receive with respect to such common stock in such business combination if such holder had converted the notes into our common stock immediately prior to such business combination (such consideration, the “reference property”). For purposes of the foregoing, where a business combination involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any transaction of that type unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination. For the avoidance of doubt, adjustments to the conversion rate set forth under “— Conversion Rate Adjustments” do not apply to distributions to the extent that the right to convert the notes has been changed into the right to convert into reference property.

Adjustment to Shares Delivered Upon Conversion in Connection with a Make Whole Change of Control

If a “change of control” (as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”) occurs (determined after giving effect to any exceptions or exclusions to the definition of change of control, but without regard to the proviso in clause (2) of the definition of change of control, a “make whole change of control”) and a holder elects to convert its notes in connection with such make whole change of control, we will be obligated to increase the conversion rate for the notes surrendered for conversion if and as required below. We will notify holders and the trustee as promptly as practicable following the effective date of any transaction described in the preceding sentence (but, in any event, within three business days after the effective date of the transaction). A conversion of notes will be deemed for these purposes to be “in connection with” a make whole change of control if the notice of conversion is received by the conversion agent from, and including, the effective date of such make whole change of control and prior to the close of business on the business day prior to the fundamental change purchase date as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change” (or, in the case of an event that would have been a change of control but for the proviso in clause (2) of the definition of change of control, the 30th calendar day immediately following the effective date of such make whole change of control).

The number of additional shares by which the conversion rate will be increased will be determined by reference to the Make Whole Table below and is based on the date on which the make whole change of control becomes effective (the “make whole change of control effective date”) and the price paid, or deemed paid, per share of our common stock in the make whole change of control, subject to adjustment as described below (the “make whole change of control stock price”). If the holders of our common stock receive only cash in a make whole change of control (other than with respect to appraisal and similar rights), the make whole change of control stock price shall be the cash amount paid per share of our common stock. Otherwise, the make whole change of control stock price shall be deemed to be the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day immediately preceding the make whole change of control effective date.

The make whole change of control stock prices set forth in the column headings of the Make Whole Table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Rights — Conversion Rate Adjustments” above. The adjusted make whole change of control stock prices will equal the make whole change of control stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the make whole change of control stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table below will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Rate Adjustments.”

Make Whole Table

The following table sets forth the number of additional shares, if any, by which the conversion rate will increase per $1,000 principal amount of the notes in connection with a make whole change of control for each make whole change of control stock price and make whole change of control effective date set forth below:

Make Whole Change of Control Stock Price
Make Whole Change of Control Effective Date	$	$	$	$	$	$	$	$	$	$	$	$

, 2009
, 2010
, 2011
, 2012
, 2013
, 2014
, 2015

The actual make whole change of control stock price and make whole change of control effective date may not be set forth in the table above, in which case:

•	if the actual make whole change of control stock price on the make whole change of control effective date is between two stock prices in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower make whole change of control stock prices and the earlier and later make whole change of control effective dates, as applicable, based on a 365-day year;

•	if the actual make whole change of control stock price on the make whole change of control effective date exceeds $ per share of our common stock (subject to adjustment as described above), no adjustment to the conversion rate will be made; and

•	if the actual make whole change of control stock price on the make whole change of control effective date is less than $ per share of our common stock (subject to adjustment as described above), no adjustment to the conversion rate will be made.

Notwithstanding the foregoing, the conversion rate shall not exceed           shares of our common stock per $1,000 principal amount of the notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments” above.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of equity as they relate to economic remedies.

For a discussion of the U.S. federal income tax consequences of the adjustment to the conversion rate of the notes as a result of a make whole change of control, see “Certain United States Federal Income and Estate Tax Considerations.”

For the avoidance of doubt, holders who require us to repurchase some or all of their notes for cash upon the occurrence of a fundamental change as described below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change” will not be entitled to an increase in their conversion rate as discussed in this section.

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be purchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change purchase date,” as described below (such purchase price, the “fundamental change purchase price”). If the fundamental change purchase date is after a record date and on or prior to the related interest payment date, however, then the interest payable on that interest payment date will be paid to the holder of record of the notes on such record date (which may or may not be the same person to whom we will pay the fundamental change purchase price), and the fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased.

We will be obligated to purchase the notes for which a holder has validly exercised the fundamental change purchase right on a date of our choosing, which we refer to as the “fundamental change purchase date.” However, the fundamental change purchase date must be no later than 60 days, and no earlier than 30 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 15 business days after the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the fundamental change and of the resulting purchase right (an “issuer fundamental change notice”). An issuer fundamental change notice will state, among other things, the fundamental change purchase date. We must also deliver a copy of the issuer fundamental change notice to the trustee and the paying agent.

In order to exercise the purchase right upon a fundamental change, a holder must deliver to the paying agent by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered by the holder;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes and the indenture.

If you hold a beneficial interest in a global note, a fundamental change purchase notice must comply with the appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn.

The notice of withdrawal shall state:

•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change purchase notice.

If you hold a beneficial interest in a global note, a withdrawal notice must comply with the appropriate DTC procedures.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent that such provisions and rules are then applicable; and

•	file Schedule TOs or other schedules to the extent that they are required under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with any necessary endorsements, to the paying agent at any time after the delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date and the time of book-entry transfer or delivery of the note, together with any necessary endorsements.

If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes for which fundamental change purchase notices have been delivered on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then immediately after the fundamental change purchase date, such notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not such notes are delivered to the paying agent by book-entry transfer or otherwise. Thereafter, all rights of the holders of such notes shall terminate, other than the right to receive the fundamental change purchase price upon book-entry transfer or delivery of such notes, together with any necessary endorsements.

A “fundamental change” means the occurrence of a “change of control” or a “termination of trading,” each as defined below.

A “change of control” means the occurrence of any of the following events:

(1) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Continental, any subsidiary of Continental or any employee benefit plan of Continental or any of its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Continental’s common equity representing more than 50% of the voting power of Continental’s common equity entitled to vote generally in the election of directors; or

(2) consummation of any share exchange, consolidation or merger of Continental pursuant to which all or substantially all of our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Continental and its subsidiaries, taken as a whole, to any person other than Continental or one of its subsidiaries; provided, however, that a transaction where the holders of Continental’s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation (or parent thereof) or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change of control.

A “change of control” will not be deemed to have occurred in respect of any of the foregoing, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change of control consists of shares of capital stock (or depositary shares or receipts in respect thereof) traded on a United States national securities exchange or quoted on a national automated dealer quotation system or which will be so traded or quoted when issued or exchanged in connection with the change of control (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities.

For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

Clause (2) of the definition of change of control includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease or other transfer of less than all of our assets may be uncertain.

The fundamental change repurchase feature may, in some circumstances, make a takeover more difficult or discourage a potential acquiror. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	as part of a plan by management to adopt a series of anti-takeover provisions.

Instead, the terms of the fundamental change repurchase feature resulted from negotiations between the underwriters and us.

We will not be obligated to offer to repurchase the notes in connection with a fundamental change if a third party makes the offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to repurchase notes in connection with a fundamental change and purchases all notes validly tendered and not withdrawn under such offer.

We could, in the future, enter into certain transactions, including certain highly leveraged transactions, mergers or recapitalizations, that would not constitute a change of control with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our or our subsidiaries’ outstanding indebtedness. The foregoing provisions would therefore not necessarily protect holders of the notes if highly leveraged transactions or such other transactions occur. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to purchase the notes when required would result in an event of default under the indenture. See “Risk Factors — Risks Related to the Notes — Our ability to repurchase notes with cash upon a change of control may be limited.”

No notes may be purchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and the acceleration has not been rescinded, on or prior to the relevant fundamental change purchase date.

Events of Default

The following will constitute an event of default under the notes:

•	our failure to pay any interest on the notes within 30 days of the due date;

•	our failure to pay principal on the notes at maturity;

•	a default for 60 days after notice to us by the trustee, or by the holders of 25% in aggregate principal amount of the notes then outstanding, in the performance of any other agreement applicable to the notes;

•	certain events in bankruptcy, insolvency or reorganization occur;

•	our failure to deliver shares of our common stock at the relevant conversion rate upon the exercise of a holder’s conversion right and such failure continues for a period of ten calendar days following the applicable settlement date for such conversion;

•	a default in our obligation to provide an issuer fundamental change notice when due; and

•	a default to repurchase the notes when required following a fundamental change.

Please see “Description of Debt Securities — Events of Default” in the accompanying base prospectus for a description of remedies and other provisions relating to events of default.

Mergers and Sales of Assets

For a discussion of limitations upon our ability to consolidate with or merge into any person or sell, convey or transfer all or substantially all of our assets to another person, please see “Description of Debt Securities — Consolidation, Merger and Conveyance of Assets as an Entirety” in the accompanying prospectus.

Modification

Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to our company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of the notes, or to surrender any right or power conferred upon us;

•	to add any additional events of default for the notes;

•	to add or change any provisions to such extent as necessary to facilitate the issuance of the notes in bearer or in global form;

•	to provide security for the notes;

•	to establish the form or terms of the notes;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee;

•	to add to, change or eliminate any provision affecting notes not yet issued;

•	to increase the conversion rate; or

•	to cure any ambiguity, to correct any mistake or inconsistency or to facilitate the discharge of any series of debt securities or make any other changes that do not adversely affect the interests of the holders of the notes in any material respect.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the notes affected by such supplemental indenture is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indenture or the notes pursuant to a supplemental indenture. However, no supplemental indenture or amendment may, without the consent of the holder of each outstanding note directly affected thereby,

•	change the stated maturity of the principal or interest on the notes, or reduce the principal amount or interest rate with respect to any notes or change the currency in which the notes are payable, or impair the right to bring suit to enforce any such payment;

•	reduce the percentages of holders whose consent is required to amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	reduce the principal amount or fundamental change purchase price with respect to any note;

•	make any change that adversely affects the rights of such a holder to convert any note;

•	make any change that adversely affects the rights of such a holder to require us to purchase a note upon a fundamental change; or

•	modify any of the preceding provisions.

Defeasance; Satisfaction and Discharge

The discussion of defeasance and covenant defeasance set forth under “Description of Debt Securities — Defeasance; Satisfaction and Discharge” in the accompanying prospectus will not apply to the notes. We may satisfy and discharge our obligations under the notes in the manner described under “Description of Debt Securities — Defeasance; Satisfaction and Discharge” in the accompanying prospectus.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our common stock and the applicable conversion rate as described under “— Conversion Rights.” We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. The trustee, paying agent and conversion agent shall not be obligated to recalculate, recompute or confirm any such calculations.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Bank of New York Mellon Trust Company, National Association, is the initial trustee, registrar, paying agent and conversion agent under the indenture. Bank of New York Mellon Trust Company, National Association acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Bank of New York Mellon Trust Company, National Association or its affiliates may from time to time provide banking or other services to us and our affiliates.

Book-Entry System

Except as described in “— Exchange of Global Securities” below, the notes will be only issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. Continental and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities. Neither Continental nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes held by DTC or its nominee, or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests or for the performance by DTC or any DTC direct or indirect participant of their respective obligations under the rules, regulations, and procedures creating and affecting DTC and its operations or any other statutory, regulatory, contractual, or customary procedures governing their operations.

Transfers between participants in DTC will be required to be effected in the ordinary way in accordance with DTC rules, and pursuant to the rules as in effect on the date hereof, will be required to be settled in same-day funds.

Exchange of Global Securities

Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	an event of default under the indenture occurs and is continuing.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

No Recourse Against Others

None of the directors, officers, employees, stockholders or affiliates, as such, of Continental shall have any liability or any obligations under the notes or the indenture, or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 400 million shares of Class B common stock, which we refer to as the “common stock,” and 10 million shares of preferred stock. As of December 3, 2009, we had outstanding 138,462,446 shares of Class B common stock and approximately 29 million shares reserved for issuance in connection with our outstanding convertible notes and our employee compensation programs. For a further description of the terms and conditions of our capital stock, see “Description of Common Stock and Preferred Stock” in the accompanying prospectus.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the ownership and disposition of notes and the shares of common stock into which the notes may be converted. Except where noted, this summary deals only with a note or share of common stock held as a capital asset (generally, property held for investment) by a holder who purchases the notes on original issuance at their “issue price” (generally, the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers) and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity or holders of interests therein;

•	a U.S. holder (as defined below) whose “functional currency” is not the United States dollar; or

•	a former United States citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that is not a U.S. holder or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

If an entity classified as a partnership for United States federal income tax purposes holds the notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes or common stock, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other tax laws, including gift tax laws and the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of notes or shares of common stock.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, or Other Disposition of Notes

Except as provided below under “— U.S. Holders — Conversion of Notes into Common Stock,” you will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less amounts received with respect to accrued interest, which are treated as described above in “— U.S. Holders — Payments of Interest”) upon the sale, exchange, redemption or other taxable disposition and your tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you have held the note for more than one year, such capital gain will be long-term capital gain. Long-term capital gains of individuals currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock

Your conversion of a note solely into common stock (and cash in lieu of a fractional share of common stock) will not be a taxable event, except that (a) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share) and (b) the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest (and accordingly treated as described above).

Your tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. Your tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Your holding period for the common stock received will include your holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Adjustments to Shares Delivered Upon Conversion in Connection with Make Whole Change of Control.” Adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to you. If we were to make a distribution of cash or property to stockholders (but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a change in control) may, depending on the circumstances, be deemed to be a distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable to dividend income to non-corporate holders. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. You should consult your tax advisor as to the tax consequences of constructive dividends.

Dividends

Distributions, if any, made on our common stock, other than certain pro rata distributions of common shares, will be included in income as ordinary dividend income when received to the extent of our current and accumulated earnings and profits. However, with respect to individuals, dividends received before January 1, 2011 are generally taxed at the lower applicable long-term capital gains rate, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate holders currently are subject to a reduced rate of United States federal income tax. Your ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes, dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you otherwise fail to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a credit against your United States federal income tax liability, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

Payments to you of interest on a note generally will be exempt from withholding of federal income tax under the “portfolio interest exemption” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries, and you and such foreign intermediary satisfy the certification requirements of applicable United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with your conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder as described above (although you will be exempt from the 30% United States federal withholding tax, provided you furnish a properly executed IRS Form W-8ECI or Form W-8BEN claiming exemption under an income tax treaty). In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Any withholding tax on a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. If you are subject to withholding tax under such circumstances, you should consult you own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax. In order to obtain reduced rate of withholding with respect to dividends (including deemed dividends) under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement to benefits under a treaty.

Dividends that are effectively connected with your conduct of a trade or business within the United States and, where an income tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax described above, but instead are subject to United States federal income tax on a net income basis in the same manner as if you were a U.S. Holder as described above. In this case, you will be required to provide a properly executed IRS Form W-8ECI (or Form W-8BEN claiming exemption under an income tax treaty) in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate) of any such effectively connected income.

Sale, Exchange, Redemption, or Other Taxable Disposition of Notes or Shares of Common Stock

You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note or on the sale or other taxable disposition of shares of common stock. Nevertheless, subject to the discussion below concerning backup withholding, such gain generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation,” or a USRPHC, for United States federal income tax purposes (i.e., domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).

If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, or other taxable disposition under regular graduated United States federal income tax rates (including, in the case of a foreign corporation, the possible imposition of a branch profits tax equal to 30% of your effectively connected earnings and profits, or a lower applicable income tax treaty rate). If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. With respect to third bullet point above, we believe that we currently are not, and do not expect to be for the foreseeable future, a USRPHC.

Any cash or common stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “— Non-U.S. Holders — Payments of Interest.”

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest exemption” described above under “— Non-U.S. Holders — Payments of Interest” without regard to the statement requirement described in the fourth bullet point thereof. However, shares of common stock held by you or an entity the property of which is potentially includible in your gross estate for United States federal estate tax purposes at the time of your death will be treated as United States situs property subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we (or the paying agent) do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we (or the paying agent) have received from you the statement described above in the fourth bullet point under “— Non-U.S. Holders — Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note, if the payor receives the statement described above in the fourth bullet point under “— Non-U.S. Holders — Payments of Interest” and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be allowed as a credit against your United States federal income tax liability, and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Recent Legislative Developments Potentially Affecting Taxation of Notes Held By or Through Foreign Entities

Proposed legislation recently introduced in the United States Congress would generally impose a withholding tax of 30 percent on interest income from the notes and the gross proceeds of a disposition of the notes, and dividends on common stock, paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The proposed legislation would also generally impose a withholding tax of 30 percent on interest income from the notes and the gross proceeds of a disposition of the notes, and dividends on common stock, paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. Holder of the notes might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their own tax advisors regarding the possible implications of this proposed legislation on their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated December   , 2009, between us and the underwriters listed below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the principal amounts of notes indicated in the following table. Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC are the joint book-running managers for this offering. Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are the representatives (the “Representatives”) of the underwriters.

Underwriters	Principal Amount

Morgan Stanley & Co. Incorporated	$
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
UBS Securities LLC

Total		$200,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes in the offering, other than those covered by the over-allotment option described below, if any are purchased, upon the satisfaction of the conditions contained in the underwriting agreement.

We have been advised by the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than     % of the principal amount of the notes to other dealers. After the notes are released for sale, the underwriters may change the offering price and other selling terms.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $30,000,000 aggregate principal amount of additional notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the notes offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional notes to the underwriters to the extent the option is exercised. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The underwriting discounts and commissions per note are equal to the public offering price per note less the amount paid by the underwriters to us per note. The underwriting discounts and commissions are     % of the offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by them of the over-allotment option:

Total Fees
With Full Exercise
		Without Exercise of	of Over-Allotment
	Fee per Note	Over-Allotment Option	Option

Discounts and Commissions paid by us

In connection with this offering, the underwriters or securities dealers may distribute prospectus supplements and the related prospectuses electronically.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000.

We and certain of our executive officers will enter into lock-up agreements with the underwriters. Under the agreements, we and certain of our executive officers may not, without the prior written approval of the

Representatives, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable for or exercisable for our common stock, subject to certain exceptions. These restrictions will be in effect for a period of 45 days from the date of this prospectus supplement. At any time and without public notice, the Representatives may, in their sole discretion, release some or all of the securities from the lock-up agreement.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering.

The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchased in this offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

From time to time in the ordinary course of business, the underwriters and their respective affiliates have engaged in and/or may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our subsidiaries and other affiliates for which they have received or will receive customary fees and compensation.

Under the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, which registered the notes that we are offering under this prospectus supplement. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the notes.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus supplement. They contain important information about us and our financial condition.

Filing	Date Filed

Current Report on Form 8-K	January 6, 2009
Current Report on Form 8-K	February 3, 2009
Annual Report on Form 10-K for the year ended December 31, 2008	February 19, 2009
Current Report on Form 8-K	March 3, 2009
Current Report on Form 8-K	April 2, 2009
Quarterly Report on Form 10-Q for the quarter ended March 31, 2009	April 24, 2009
Current Report on Form 8-K	April 24, 2009
Current Report on Form 8-K	May 4, 2009
Current Report on Form 8-K	June 2, 2009
Current Report on Form 8-K	June 12, 2009
Current Reports on Form 8-K (two reports)	July 2, 2009
Current Reports on Form 8-K (two reports)	July 17, 2009
Quarterly Report on Form 10-Q for the quarter ended June 30, 2009	July 21, 2009
Current Report on Form 8-K	August 4, 2009
Current Report on Form 8-K	August 10, 2009
Current Report on Form 8-K	September 2, 2009
Current Report on Form 8-K	October 2, 2009
Quarterly Report on Form 10-Q for the quarter ended September 30, 2009	October 21, 2009
Current Report on Form 8-K	November 3, 2009
Current Report on Form 8-K	November 12, 2009
Current Report on Form 8-K	November 13, 2009
Current Report on Form 8-K	December 2, 2009
Description of our common stock contained in our Registration Statement on Form 8-A/A#5	November 21, 2008

Our SEC file number is 1-10323.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information furnished under Items 2.02 or

7.01 in any Current Report on Form 8-K) between the date of this prospectus supplement and the termination of the offering of securities under this prospectus supplement. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Continental Airlines, Inc.
1600 Smith Street,
Dept. HQSEO
Houston, Texas 77002
Attention: Secretary
(713) 324-5000

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time performed legal services for us unrelated to this offering.

EXPERTS

The consolidated financial statements of Continental Airlines, Inc. appearing in Continental Airlines, Inc.’s Current Report on Form 8-K dated April 24, 2009, and the effectiveness of Continental Airlines, Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS

CONTINENTAL AIRLINES, INC.

Debt Securities, Common Stock,
Preferred Stock, Stock Purchase Contracts, Stock Purchase Units,
Depositary Shares, Warrants and Subscription Rights

Continental Airlines, Inc. may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “CAL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2009.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Continental,” “we,” “us,” our” and the “company” each refers to Continental Airlines, Inc., unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities offered.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will result,” or words or phrases of similar meaning.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated in our SEC reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors.”

All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus. They contain important information about us and our financial condition.

Filing	Date Filed

Current Report on Form 8-K	January 6, 2009
Current Report on Form 8-K	February 3, 2009
Annual Report on Form 10-K for the year ended December 31, 2008	February 19, 2009
Current Report on Form 8-K	March 3, 2009
Current Report on Form 8-K	April 2, 2009
Quarterly Report on Form 10-Q for the quarter ended March 31, 2009	April 24, 2009
Current Report on Form 8-K	April 24, 2009
Description of our common stock contained in our Registration Statement on Form 8-A/A#5	November 21, 2008

Our SEC file number is 1-10323.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Continental Airlines, Inc.
1600 Smith Street,
Dept. HQSEO
Houston, Texas 77002
Attention: Secretary
(713) 324-5000

CONTINENTAL AIRLINES, INC.

We are the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2008. Including our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), and regional flights operated on our behalf under capacity purchase agreements with other carriers, we operate more than 2,300 daily departures. As of March 31, 2009, we served 121 domestic and 121 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served ten Canadian cities, 25 European cities, seven South American cities and six Asian cities from the U.S. mainland as of March 31, 2009. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 39 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-5000.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness and the funding of a portion of our pension liabilities, and our working capital requirements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated.

									Three Months
									Ended
	Year Ended December 31,								March 31,
	2004		2005		2006	2007	2008		2009

Ratio of earnings to fixed charges	(a	)	(a	)	1.25	1.42	(a	)	(a )

(a)	For the years ended December 31, 2004, 2005, and 2008, and the three months ended March 31, 2009, “earnings” were insufficient to cover “fixed charges” by $496 million, $109 million, $702 million, and $135 million, respectively.

The ratio of earnings to fixed charges is based on continuing operations. For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income (loss) adjusted for undistributed income of companies in which we have a minority equity interest; and

•	our fixed charges, net of interest capitalized.

“Fixed charges” represent:

•	the interest expense we record on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

•	that portion of rentals considered to be representative of the interest expense.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of our debt securities, consisting of notes, debentures or other evidences of indebtedness, that we may offer by this prospectus. We will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the debt securities offered under this prospectus and related prospectus supplements in registered or bearer form. The debt securities we offer pursuant to this prospectus will be unsecured obligations unless otherwise specified in the applicable prospectus supplement. We may issue the debt securities as unsubordinated or senior debt securities, or as subordinated debt securities. The senior debt securities will rank equally in right of payment with all our current and future unsubordinated indebtedness, and the subordinated debt securities will be subordinated in right of payment to all our senior indebtedness, as described below under “— Subordination of Subordinated Debt Securities.”

As required by U.S. law, debt securities are governed by a document called an “indenture.” The indenture is a contract between us and an entity named in this prospectus or a prospectus supplement which acts as trustee. The trustee has two main roles:

•	the trustee can enforce your rights, including rights you have against us if we default; and

•	the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Senior debt securities will be issued under a senior debt indenture entered into between us and Bank of New York Mellon Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee, dated as of July 15, 1997. Subordinated debt securities will be issued under a subordinated debt indenture between us and a trustee we name when the subordinated debt securities are issued. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the “indentures.” We have filed the senior indenture and a form of the subordinated indenture as exhibits to this registration statement of which this prospectus is a part.

The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. You should not rely on this summary, because the indentures define your rights as a holder of the debt securities.

General

The indentures do not limit the total principal amount of debt securities that may be issued and provide that debt securities may be issued from time to time in one or more series. We will set forth in a prospectus supplement a description of the series of debt securities being offered, including some or all of the following:

•	the title of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities;

•	the date or dates on which principal will be payable or how to determine such dates;

•	the rate or rates of interest or the method of determination of interest rate; the date from which interest will accrue or the method by which such date may be determined; the dates on which interest will be payable (“Interest Payment Dates”); and any record dates for the interest payable on such Interest Payment Dates;

•	any obligation or option we may have to redeem, purchase or repay debt securities, or any option of the holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which such debt securities will be redeemed, purchased or repaid;

•	any rights of the holders of the debt securities to convert the debt securities into other securities or property and the terms and conditions governing such conversion or exchange;

•	the denominations in which such debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof for registered securities or if other than denominations of $5,000 for bearer securities);

•	whether such debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for such global debt securities;

•	the currency and denominations of the debt securities;

•	the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities, if other than 100% of the principal amount;

•	the person to whom any interest on any debt security will be payable, if other than the person in whose name the debt security is registered on the applicable record date;

•	any addition to, or modification or deletion of, any event of default or any covenant with respect to the debt securities;

•	the application, if any, of defeasance or covenant defeasance discussed below;

•	any provisions relating to the registration and exchange of the debt securities; and

•	any other terms of the series of debt securities.

The holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries because such creditors will have a direct claim against any assets of such subsidiaries upon their liquidation or reorganization. By contrast, as a holder of our debt securities (whether senior or subordinated debt securities), you will have only an indirect claim against the assets of our subsidiaries that derives through our ownership of the capital stock of our subsidiaries. Consequently, as a holder of debt securities, your right to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors). In addition, the holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the holders of our secured debt to the extent of the collateral securing such debt.

Except as may be set forth in a prospectus supplement, the indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur.

Unless we indicate differently in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully registered form without coupons. If debt securities are issued in bearer form, we will set forth the special restrictions and considerations applicable to such debt securities in a prospectus supplement. Bearer debt securities will be transferable by delivery of the security by the transferring holder to the new holder, and the transfer will not be registered or recorded by the trustee or us.

We may sell the debt securities for an amount less than their stated principal amount, bearing no interest or bearing a below market rate of interest. We will provide you with information on the federal income tax consequences and other special considerations applicable to any of these debt securities in a prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium and/or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, federal income tax considerations, specific terms and other information with respect to the debt securities and such foreign currency or currency units will be set forth in a prospectus supplement.

Denominations, Payment, Registration, Transfer and Exchange

We will issue registered debt securities in denominations of $1,000 and multiples of $1,000, and we will issue bearer debt securities in $5,000 denominations or, in each case, in such other denominations and currencies established by the terms of the debt securities of any particular series. Unless we provide otherwise in a prospectus supplement, we will make payments in respect of the debt securities, subject to any applicable laws and regulations, in the designated currency and at the office or agency as we may designate from time to time. At our option, however, we may make interest payments on debt securities in registered form:

•	by checks mailed by the trustee to the holders of the debt securities entitled to payment at their registered addresses; or

•	by wire transfer to an account maintained by the person entitled to payment as specified in the register of the debt securities maintained by the trustee.

We will pay installments of interest on debt securities:

•	in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for such interest, unless otherwise provided in a prospectus supplement; or

•	in bearer form at such paying agencies outside the United States as we may appoint from time to time, in the currency and in the manner designated in a prospectus supplement, subject to any applicable laws and regulations.

The paying agents outside the United States, if any, whom we initially appoint for a series of debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents, provided that, in the case of:

•	registered debt securities, we will be required to maintain at least one paying agent in each place of payment for any series; and

•	bearer debt securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of any series and any related coupons may be presented and surrendered for payment.

We will have the right to require a holder of any debt security, in connection with the payment of the principal of, premium and/or interest, if any, on any debt security, to certify certain information to us for tax purposes. In the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

Unless we provide otherwise in a prospectus supplement, you may transfer debt securities in registered form at the agency we designate from time to time. You will not be required to pay a service charge to transfer or exchange the debt securities, but you may be required to pay for any tax or other governmental charge imposed in connection with the transfer or exchange.

If we redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (A) the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered debt securities, and (B) the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer debt securities, or the mailing of the relevant notice of redemption, if debt securities of the series are also issuable as registered debt securities and there is no publication;

•	register the transfer of or exchange any registered debt securities called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

The payment of the principal of, premium, and/or interest, if any, on, and the redemption or repurchase of, the subordinated debt securities and coupons will be subordinated and junior in right of payment, as set forth in the subordinated indenture, to the prior payment in full of all our “senior indebtedness” (as defined below). Generally, the subordinated debt securities will rank equally in right of payment with all of our existing and future subordinated indebtedness other than any future subordinated indebtedness or other subordinated obligations which we specify will rank junior to the subordinated debt securities. Notwithstanding the preceding, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under “— Defeasance; Satisfaction and Discharge” below is not subordinate to any senior indebtedness or subject to the restrictions described herein.

Senior indebtedness consists of the following types of obligations, in each case subject to the exceptions enumerated below:

•	the principal of, premium, if any, interest, if any, and other amounts in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us, in each case that is not, by its terms, subordinated to other indebtedness;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property;

•	all of our conditional sale obligations;

•	all of our obligations under any title retention agreement (excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction;

•	all obligations (of the type referred to in the first six bullet points above) of other persons for which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations (of the type referred to in the first six bullet points above) of other persons secured by any lien on any of our properties or assets (whether or not such obligation is assumed by us).

Except as set forth in the applicable prospectus supplement, senior indebtedness will not include the following:

•	indebtedness that is subordinated to or pari passu with the subordinated debt securities;

•	indebtedness between or among us and our affiliates that ranks pari passu with, or junior to the subordinated debt securities;

•	our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II; and

•	our 6% Convertible Junior Subordinated Debentures due 2030.

The senior indebtedness will continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. Except as set forth in the applicable prospectus supplement, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities and coupons will rank senior in right of payment to our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II and our 6% Convertible Junior Subordinated Debentures due 2030.

No payment on account of principal of, premium, if any, or interest on, or redemption or repurchase of, the subordinated debt securities or any coupon or any deposit pursuant to the provisions described under “— Defeasance; Satisfaction and Discharge” below may be made by us if there is a default in the payment of principal, premium, if any, sinking funds or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any senior indebtedness. Similarly, no payment may be made if any other event of default with respect to any senior indebtedness, permitting the holders of senior indebtedness to accelerate the maturity thereof, has occurred and has not been cured, waived or ceased to exist after written notice to us and the trustee by any holder of senior indebtedness. Upon any acceleration of the principal due on the subordinated debt securities or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, all principal, premium, if any, sinking funds and interest or other amounts due on all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive any payment. Because of such subordination, if we become insolvent, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the subordinated debt securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of the subordinated debt securities.

The subordinated indenture does not limit our ability to incur senior indebtedness or any other indebtedness.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities of the series represented by the registered global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

•	be considered the holders of the debt securities for any purposes under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, the indentures provide that we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

Consolidation, Merger and Conveyance of Assets as an Entirety

Each indenture provides that we will not merge or consolidate with or into any other entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all our assets unless:

•	in the case of a merger or consolidation, we are the surviving corporation or the entity formed by such consolidation or into which we are merged or consolidated or the entity which acquires or which leases all or substantially all our assets is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, all our obligations under the debt securities, any related coupons and under the indenture;

•	immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and

•	certain other conditions are met.

If a successor corporation assumes our obligations, the successor will succeed to and be substituted for us under the indentures, the debt securities and any related coupons. Consequently, all of our obligations will terminate, except in the case of a lease. If any such permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction occurs, the holders of the debt securities will not have the right to require redemption of their securities or similar rights unless otherwise provided in a prospectus supplement.

Events of Default

An “Event of Default” occurs with respect to debt securities of any series if any of the following occurs:

•	we fail to pay any interest on any debt securities of that series or any related coupon or any other amount applicable to such series as specified in the applicable prospectus supplement within 30 days of the due date;

•	we fail to pay principal or premium on any debt securities of that series on its due date;

•	we fail to deposit any sinking fund payment when and as due by the terms of the debt securities of that series;

•	we default for 60 days after notice to us by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other agreement applicable to the debt securities of that series;

•	certain events in bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default specified in the prospectus supplement applicable to such series occurs.

An Event of Default with respect to a particular series of debt securities will not necessarily be an Event of Default with respect to any other series of debt securities.

The indentures provide that, if an Event of Default occurs with respect to the debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us (and to the trustee for such series, if notice is given by the holders of debt securities), may declare the principal (or, if the debt securities of that series are original issue discount debt securities or indexed debt securities, such portion of the principal amount specified in the prospectus supplement) of all the debt securities of that series to be due and payable.

The indentures provide that the trustee for any series of debt securities will give to the holders of the debt securities of that series notice of all uncured Defaults (as defined below) within 90 days after the occurrence of a Default. However, such notice will not be given until 60 days after the occurrence of a Default with respect to the debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, and/or interest, if any, or make a mandatory sinking fund payment. Further, except in the case of default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as a committee comprised of certain officers of the trustee determines in good faith that withholding such notice is in the interests of the holders of the debt securities of that series. “Default” means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

Under the indentures, the trustee is under no obligation to exercise any of its rights or powers at the request of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provision for indemnification, the indentures provide that the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected with each series voting as a class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee. We are required to file annually with the trustee a certificate as to our compliance with all conditions and covenants under indentures.

By notice to the trustee, the holders of not less than a majority in total principal amount of any series of debt securities may waive any past Default or Event of Default with respect to that series and its consequences, except a Default or an Event of Default based on the payment of the principal of, premium, if any, or interest, if any, on any debt security of a series and certain other defaults. Further, such majority holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained by the trustee), if all existing Defaults and Events of Default with respect to that series (other than the non-payment of the principal of that series that has become due solely by the declaration of acceleration) have been cured or waived.

Modification of Indenture

Without Holder Consent.  Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to our company and the assumption of our covenants by the successor; or

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us; or

•	to add any additional Events of Default for all or any series of debt securities; or

•	to add or change any provisions to such extent as necessary to facilitate the issuance of debt securities in bearer or in global form; or

•	to provide security for the debt securities of any series; or

•	to establish the form or terms of debt securities of any series; or

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•	to add to, change or eliminate any provision affecting debt securities not yet issued; or

•	to cure any ambiguity, to correct any mistake or inconsistency or to facilitate the defeasance or discharge of any series of debt securities or make any other changes that do not adversely affect the interests of the holders of debt securities of any series in any material respect.

With Holder Consent.  Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indentures or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding debt security directly affected thereby,

•	change the stated maturity of the principal or interest on any debt security, or reduce the principal amount, interest rate or premium payable with respect to any debt security or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any such payment; or

•	reduce principal payable upon acceleration of the maturity of an original issue discount debt security; or

•	reduce the percentages of holders whose consent is required to amend the indentures or to waive compliance with certain provisions of the indentures or certain defaults; or

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indentures; or

•	modify any of the preceding provisions.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

Defeasance; Satisfaction and Discharge

If indicated in the applicable prospectus supplement, we will have two options to discharge our obligations under a series of debt securities before their stated maturity date. We may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as described below) (“defeasance”); or

•	to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”).

To elect either option, we must deposit with the trustee for such series an amount of money and/or government obligations sufficient to pay the principal of, premium and/or interest, if any, on such debt securities to stated maturity or redemption, as the case may be, and any mandatory sinking fund payments.

Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities of or within any series and any related coupons and to have satisfied all of our other obligations with respect to such debt securities and coupons, except for:

•	the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease such debt securities, payments in respect of the principal of, premium, and/or interest, if any, on the debt securities or any related coupons when such payments are due; and

•	certain other obligations as provided in the indentures.

Upon the occurrence of a covenant defeasance, we will:

•	be released only from our obligations to comply with certain covenants contained in the indentures;

•	continue to be obligated in all other respects under the defeased debt securities; and

•	continue to be contingently liable with respect to the payment of principal, premium and/or interest, if any, with respect to the defeased debt securities.

Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•	the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the applicable indenture;

•	certain bankruptcy related Defaults or Events of Default must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after such date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

•	any additional conditions to the defeasance or covenant defeasance which may be imposed on us pursuant to the applicable indenture.

A nationally recognized firm of independent public accountants must deliver a written certification to the trustee as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities. As holders of the debt securities, you will not have any recourse against such firm. If government obligations deposited with the trustee for the defeasance of the debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and you will have no additional recourse against us, as a result of such decrease in value or default.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest, if any, then due on the defeased debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

A prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to debt securities of or within a particular series.

In addition, we may satisfy and discharge either indenture with respect to any series of debt securities and as a result we will be relieved of our obligations with respect to the debt securities of that series, other than our obligations with respect to registration of transfer and exchange of such debt securities and the replacement of lost, stolen or mutilated debt securities, provided that either:

(1) we deliver all debt securities of that series previously authenticated and delivered and any related coupons (other than (a) coupons pertaining to certain bearer securities, (b) debt securities and coupons that have been replaced as destroyed, lost or stolen and (c) debt securities and coupons for which payment amounts have been deposited in trust and after two years repaid to us) to the trustee for cancellation; or

(2) all such debt securities and any related coupons not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and, in the case of this clause (2), we have deposited with the trustee in trust an amount of the currency in which that series is payable sufficient to pay the entire indebtedness on such debt securities and coupons, including interest to the date of deposit (in the case of debt securities that have become due and payable) or to their stated maturity or applicable redemption date.

The Trustee

The trustee under the senior debt indenture is Bank of New York Mellon Trust Company, National Association (as successor in interest to Bank One, N.A.). The trustee under the subordinated debt indenture will be named when the subordinated debt securities are issued. If more than one series of debt securities is outstanding under an indenture, a trustee may serve as trustee with respect to the debt securities of one or more of such series. If more than one series of debt securities is outstanding under an indenture, the holders of a majority in total principal amount of each such series at any time outstanding may remove the trustee with respect to such series (but not as to any other series) by notifying the trustee and us and may appoint a successor trustee for such series with our consent.

Each indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions; however, if after an Event of Default has occurred and is continuing, the trustee acquires any conflicting interest (as specified in the Trust Indenture Act of 1939) it must eliminate such conflict or resign.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock currently consists of 400 million shares of Class B common stock, which we refer to as the “common stock”, and 10 million shares of preferred stock. As of March 31, 2009, we had outstanding 123,531,752 shares of Class B common stock.

This section contains a description of our common stock and preferred stock that we may offer by this prospectus. The following discussion is not meant to be complete and is qualified by reference to our certificate of incorporation and bylaws that we describe in this section. For more information, you should read “Where You Can Find More Information.”

Description of Common Stock

Rights to Dividends and on Liquidation, Dissolution or Winding Up.  Common stockholders participate ratably in any dividends or distributions on the common stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights.  Common stockholders do not have preemptive, subscription, conversion or redemption rights, and are not subject to further capital calls or assessments.

No Cumulative Voting Rights.  Common stockholders do not have the right to cumulate their votes in the election of directors.

Voting.  Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that voting rights of non-U.S. citizens are limited as described under “— Limitation on Voting by Foreign Owners.”

Description of Preferred Stock

The following summary describes certain general terms of our authorized preferred stock.

We may issue preferred stock from time to time in one or more series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock in one or more series, to fix the number of shares of the series and to establish the designations, powers, preferences and relative, participating, optional or other special rights of the preferred stock. Our board of directors may also fix the qualifications, limitations or restrictions, if any, of the preferred stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption rights and prices, conversion or exchange rights and liquidation preferences of the shares of the series, in each case without any further action or vote by our stockholders.

If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	the liquidation preference of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

•	any additional rights, preferences, qualifications and limitations of the preferred stock.

Limitation on Voting by Foreign Owners

Our certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record maintained by us. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, which is under the actual control of citizens of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Our bylaws provide that no shares will be registered on our foreign stock record if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

Corporate Governance and Control

Our certificate of incorporation provides that our board of directors will consist of a number of directors as may be determined from time to time by the board of directors in accordance with the bylaws. Our board of directors currently consists of 10 directors elected by common stockholders, subject to the rights of preferred stockholders to elect additional directors as set forth in any preferred stock designations.

Business Combinations

Our certificate of incorporation provides that we are not governed by Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Procedural Matters

Our bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders’ meeting to give us written notice within specified periods in advance of the meeting and to follow certain other specified procedures.

Limitation of Director Liability and Indemnification

Our certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our certificate of incorporation and bylaws currently provide that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our certificate of incorporation further provides that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the deposit agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or us on account of taxes.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

Limitation of Liability

The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•	any other material terms of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Any of the securities being offered hereby and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time:

•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution to our stockholders.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. We may also offer securities through agents in connection with a distribution to our stockholders of rights to purchase such securities. The terms of any such sales will be described in the prospectus supplement relating thereto.

We may offer our equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under Regulation M. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the securities in connection with an offering of securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The anticipated date of delivery of securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our Current Report on Form 8-K filed on April 24, 2009 and the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are incorporated by reference herein. Our financial statements are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.